Exhibit 99.1
BB&T	BB&T Corporation

December 15, 2010

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Cynthia Williams
Senior Vice President	Executive Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1478
TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T names Valeria Lynch Lee as director

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected Valeria Lynch Lee, the first president of Golden L.E.A.F. Inc., to the corporate board.

     Lee, 68, joins BB&T’s corporate board effective Jan. 1, 2011, after eight years as a director of Branch Banking and Trust Company, the principal subsidiary of Winston-Salem, N.C.-based BB&T Corporation. She has served as chairman of the Branch Banking and Trust Company’s Trust Committee and has been appointed to the corporate board’s Compensation, and Nominating and Corporate Governance committees.

     “Valeria brings demonstrated acumen in economic development, education and entrepreneurship to BB&T’s corporate board,” said BB&T Chairman and CEO Kelly King. “She shares our commitment to integrity and accountability and values BB&T’s community banking model. Valeria brings a small business perspective to the board as we position BB&T for future growth.”

     During her career, Lee has been involved in all stages of business development – from a well-established organization such as the Z. Smith Reynolds Foundation to start-up organizations such a Golden L.E.A.F. and her latest endeavor as the chief executive officer of Applied Behavioral Concepts Mental Health Services for Families, which began providing counseling, coaching and community-based mental health services this year primarily in North Carolina’s Nash and Edgecombe counties.

     “I have personally experienced the critical role the financial sector plays in supporting economic development and I believe it’s important for BB&T to maintain a responsive, consultative approach as it continues to grow as an industry leader,” Lee said.

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     During Lee’s tenure as the first president of the Golden L.E.A.F. (Long-term Public Economic Advance Foundation), the organization grew to more than $750 million in assets and awarded more than $351 million in grants to nonprofit organizations and public agencies. Golden L.E.A.F. was created in 1999 to develop a more diverse economy in North Carolina. Funding was provided from a court settlement that North Carolina received from cigarette manufacturers.

     Lee , a Hollister, N.C., native, is an incorporating member and current chair of the North Carolina Rural Economic Development Center, a board member of the Public School Forum of North Carolina, the North Carolina Foundation for Advanced Health Programs Inc., and Carolina’s Gateway Partnership. She is a former member of the University of North Carolina Board of Governors, the North Carolina Central University Board of Trustees, the North Carolina Partnership for Children Board of Directors, and the UNC-TV Board of Trustees. Lee also has served as program officer for the Z. Smith Reynolds Foundation and was a 2009 inductee into the North Carolina Women’s Hall of Fame.

     Lee earned her bachelor’s degree in business education from North Carolina Central University, her master’s in education with a concentration in guidance and personnel services at North Carolina State University and another master’s in radio, television and film from Ohio University.

     BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with more than $157.2 billion in assets and market capitalization of $16.7 billion, as of Sept. 30, 2010. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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